Dean M. Flatt Elected to Curtiss-Wright Board of Directors

PARSIPPANY, N.J., Feb. 8, 2012 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today announced that Dean M. Flatt, a twelve-year veteran of the aerospace and defense industry, has been elected to serve on its Board of Directors and as a member of the audit committee and the committee on directors and governance.

"We welcome the addition of Dean Flatt to our Board of Directors," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "Dean brings to the Board in-depth knowledge of the aerospace industry and private equity investing, which will aid Curtiss-Wright in exploring new opportunities for its aerospace products and services, and strengthen our ability to evaluate strategic acquisitions."

Mr. Flatt, 61, joins Curtiss-Wright following his retirement from Honeywell International, where he most recently served as President and Chief Operating Officer of the company's Defense and Space Business. Prior to that, he was President of Honeywell's Aerospace Electronics Systems Business. While at Honeywell, Mr. Flatt also served as President of the Specialty Materials and Chemicals Business and Vice President and General Manager of its Defense and Space Electronics Business. Previously, he held numerous management positions for companies including AlliedSignal, Hill-Phoenix Refrigeration and GE.

Mr. Flatt is a member of the Operating Executive Board of JF Lehman & Company, a private equity firm that focuses on acquiring companies and technologies in the defense, aerospace and maritime industries. He also is a member of the Board of Directors of Ducommun, Inc. and Industrial Container Services, LLC. Mr. Flatt graduated with a B.S. in Mathematics from the U.S. Naval Academy, and earned an M.B.A. from Stanford University.

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,700 people worldwide. For more information, visit www.curtisswright.com